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                                                                    Exhibit 10.5

                  Change of Control Severance Agreement between
         AsiaInfo Holdings, Inc. and Xingsheng Zhang dated May 30, 2003

           This Agreement, dated as of May 30, 2003, is made and entered into by and between AsiaInfo Holdings, Inc., a corporation organized under the laws of the State of Delaware with its principal place of business at Zhongdian Information Tower, No. 6 Zhongguancun South Street, Beijing, People's Republic of China (the "Company"), and Xingsheng Zhang, President and Chief Executive Officer of the Company (the "Executive").

           WHEREAS, the Company considers it essential to the best interests of its stockholders to foster the continuous employment of key management personnel, and recognizes that, as is the case with many publicly held corporations, the possibility of a Change of Control (as defined below) may exist from time to time and that such possibility, and the uncertainty and questions which it may raise among management, may result in the distraction or departure of management personnel to the detriment of the Company and its stockholders; and

           WHEREAS, the Board of Directors of the Company has determined that appropriate steps should be taken to reinforce and encourage the Executive's continued attention and dedication to the Executive's assigned duties without distraction in the face of potentially disturbing circumstances arising from the possibility of a Change of Control of the Company, although no such change is presently known to be contemplated.

           NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

                                    Section 1
                                   DEFINITIONS

           Except as may otherwise be specified or as the context may otherwise require, the following terms shall have the respective meanings set forth below whenever used herein:

           "Base Salary" shall mean the annual base rate of regular compensation of the Executive immediately before a Change of Control, or if greater, the highest such rate at any time during the 12-month period immediately preceding the Change of Control.

           "Board" shall mean the Board of Directors of the Company.

           "Business Combination" shall mean a merger, consolidation, or sale of all or substantially all of the Company's assets.

           "Cause" shall mean (i) the willful and continued failure by the Executive substantially to perform his duties with the Employer (other than any such actual or anticipated failure after the issuance of a Notice of Termination for Good Reason) or (ii) the willful engaging by the Executive in conduct which is demonstrably and materially injurious to the Employer, monetarily or otherwise. For purposes hereof, no act, or failure to act, on the Executive's part, shall be deemed "willful" unless done, or omitted to be done, by the Executive in the absence of good faith and without a reasonable belief that such act or omission was in the best interest of the Employer.

           "Change of Control" shall mean the first to occur, after the date hereof, of any of the following:

           (i) any Person (excluding the Company, any employee benefit plan of the Company or a corporation controlled by the Company's stockholders) is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange
Act), directly or indirectly, of securities of the Company (not including in the securities beneficially owned by such Person any securities acquired directly from the Company or its Subsidiaries) representing more than 45% of either the then

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outstanding shares of Stock of the Company or the combined voting power of the
Company's then outstanding securities;

           (ii) during any period of 12 consecutive months during the existence of this Agreement commencing on or after the date hereof, the individuals who, at the beginning of such period, constitute the Board (the "Incumbent Directors") cease to constitute at least a majority thereof because of a vote of the Company's stockholders, provided that a director who was not a director at the beginning of such 12-month period shall be deemed to have satisfied such 12-month requirement (and be an Incumbent Director) if such director was elected by, or on the recommendation of or with the approval of, at least two-thirds of the directors who then qualified as Incumbent Directors either actually (because they were directors at the beginning of such 12-month period) or by prior operation of this clause (ii);

           (iii) the consummation of a merger or consolidation of the Company with any other corporation other than (A) a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior to such merger or consolidation continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or any parent thereof) at least 60% of the combined voting power of the voting securities of the Company or such surviving entity or any parent thereof outstanding immediately after such merger or consolidation, or (B) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no Person is or becomes the beneficial owner, as defined in clause (i), directly or indirectly, of securities of the Company (not including in the securities beneficially owned by such Person any securities acquired directly from the Company or its Subsidiaries) representing 45% or more of either the then outstanding shares of Stock of the Company or the combined voting power of the Company's then outstanding securities;

           (iv) the stockholders of the Company or the Board approve a plan of complete liquidation or dissolution of the Company; or

           (v) there is consummated an agreement for the sale or disposition by the Company of all or substantially all of the Company's assets, other than a sale or disposition by the Company of all or substantially all of the Company's assets to an entity, at least 60% of the combined voting power of the voting securities of which are owned by Persons in substantially the same proportion as their ownership of the Company immediately prior to such sale.

Upon the occurrence of a Change of Control as provided above, no subsequent event or condition shall constitute a Change of Control for purposes of this Agreement, with the result that there can be no more than one Change of Control hereunder.

           "Code" shall mean the United States Internal Revenue Code of 1986, as amended.

           "Company" shall mean, subject to Section 5.1(a), AsiaInfo Holdings, Inc., a corporation organized under the laws of the State of Delaware.

           "Covered Termination" shall mean if, within the one-year period immediately following a Change of Control, the Executive (i) is terminated by the Employer without Cause (other than on account of death or Disability), or
(ii) terminates his employment with the Employer for Good Reason. The Executive shall not be deemed to have terminated his employment with the Employer for purposes of this Agreement merely because he ceases to be employed by the Employer and becomes employed by a new employer involved in the Change of Control; provided that such new employer shall be bound by this Agreement as if it were the Employer hereunder with respect to the Executive. It is expressly understood that no Covered Termination shall be deemed to have occurred merely because, upon the occurrence of a Change of Control, the Executive ceases to be employed by the Employer and does not become employed by a successor to the Employer after the Change of Control if the successor makes an offer to employ the Executive on terms and conditions which, if imposed by the Employer, would not give the Executive a basis on which to terminate employment for Good Reason.

           "Date of Termination" shall mean the date on which a Covered Termination occurs.

           "Disability" shall mean the occurrence after a Change of Control of the incapacity of the Executive due to physical or mental illness, whereby the

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Executive shall have been absent from the full-time performance of his duties with the Employer for six consecutive months.

           "Employer" shall mean the Company (if and for so long as the Executive is employed thereby) and each Subsidiary which may now or hereafter employ the Executive or, where the context so requires, the Company and such Subsidiaries collectively. A subsidiary which ceases to be, directly or indirectly, through one or more intermediaries, controlling, controlled by or under common control with the Company prior to a Change of Control (other than in connection with and as an integral part of a series of transactions resulting in a Change of Control) shall, automatically and without any further action, cease to be (or be part of) the Employer for purposes hereof.

           "Exchange Act" shall mean the United States Securities Exchange Act of 1934, as amended.

           "Good Reason" shall mean, without the express written consent of the Executive and except as a result of the Executive's failure to satisfy applicable performance criteria, the occurrence after a Change of Control of any of the following circumstances, unless such circumstances are fully corrected prior to the Date of Termination specified in the Notice of Termination given in respect thereof:

           (i) assignment to the Executive of any duties inconsistent in any materially adverse or diminutive respect with his position, authority, duties or responsibilities from those in effect immediately prior to the Change of Control;

           (ii) a reduction in the Executive's Base Salary as in effect immediately before the Change of Control, except for a reduction that applies in equal proportion to all employees of the Company;

           (iii) a material reduction in the Executive's aggregate compensation opportunity, including (A) the Executive's Base Salary, (B) bonus opportunity, if any, and (C) long-term or other incentive compensation opportunity, if any (taking into account, in the case of such bonus and incentive opportunities, without limitation, any target, minimum and maximum amounts payable and the attainability and reasonability of any performance hurdles, goals and other measures);

           "Notice of Termination" shall mean a notice given by the Employer or Executive, as applicable, which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive's employment under the provisions so indicated.

           "Person" shall have the meaning ascribed thereto by Section 3(a)(9) of the Exchange Act, as modified and used in Sections 13(d) and 14(d) thereof (except that such term shall not include (i) the Company or any of its Subsidiaries, (ii) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or any of its Subsidiaries, (iii) an underwriter temporarily holding securities pursuant to an offering of such securities, (iv) a corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportion as their ownership of stock of the Company, or (v) such Executive or any "group" (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) which includes the Executive.

           "Stock" shall mean the common stock, $.01 par value per share, of the Company.

           "Stock Options" shall mean options issued by the Company to purchase Stock.

           "Subsidiary" shall mean any entity, directly or indirectly, through one or more intermediaries, controlled by the Company.

           "Target Annual Bonus" shall mean the Executive's annual bonus for the Employer's fiscal year in which the Date of Termination occurs, which bonus would be paid or payable if the Executive and the Employer were to satisfy all conditions to the Executive's receiving the annual bonus at target (although not necessarily the maximum annual bonus); provided that such amount shall be annualized for any fiscal year consisting of less than 12 full months; and provided, further, that, if at the time of a Change of Control it is substantially certain that a bonus at a level beyond target will be paid or payable for the fiscal year, then the bonus

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which is substantially certain to be paid or payable, rather than the target bonus, shall be used for these purposes.

                                    Section 2
                  BENEFITS ACCRUING UPON A COVERED TERMINATION

           2.1 If a Covered Termination occurs, then the Executive shall be entitled hereunder to the following benefits, none of which shall be subject to tax equalization:

           (a) any unpaid portion of the Executive's Base Salary through the Date of Termination;

           (b) the product of (i) the Executive's Target Annual Bonus for the year in which the Date of Termination occurs (or, if higher, as in effect at the time of the Change of Control) and (ii) a fraction, the numerator of which is the number of days that have elapsed in the current fiscal year through the Date of Termination, and the denominator of which is 365;

           (c) an amount equal to the sum of (i) the Executive's Base Salary for the year in which the Date of Termination occurs (or, if higher, as in effect at the time of the Change of Control) and (ii) the Executive's Target Annual Bonus for the year in which the Date of Termination occurs (or, if higher, as in effect at the time of the Change of Control);

           (d) immediate vesting of 50% of any outstanding unvested Stock Options held by the Executive as of the Date of Termination;

           (e) the right to exercise all vested Stock Options (including any Stock Options that become vested pursuant to the foregoing clause 2.1 (d)) for a period of 18 months after the Date of Termination (notwithstanding anything to the contrary otherwise provided under the terms and conditions of such Stock Options);

           (f) for a period of one year after the Date of Termination, the Employer shall arrange to make available to the Executive medical benefits that are at least at a level (and cost to the Company) that is substantially similar in the aggregate to the level of such benefits that was available to the Executive immediately prior to the Change of Control; provided that (i) the Employer shall not be required to provide benefits under this Section 2.1(f) upon and after the Change of Control that are in excess of those provided to a majority of the executives of similar status who are employed by the Employer from time to time upon and after the Change of Control, and (ii) no benefit otherwise to be made available to the Executive pursuant to this Section 2.1(f) shall be required to be made available to the extent that substantially equivalent benefits are made available to the Executive by any subsequent employer of the Executive; and

           (g) for a period of six months after the Date of Termination, the Employer shall continue to provide the Executive with any housing entitlement (including any housing allowance and any contribution made by the Company towards any government or Company housing scheme) he was entitled to as of the Date of Termination (or, if higher, as in effect at the time of the Change of Control).

           2.2 (a) The cash payments provided for in Section 2.1(a), (b) and (c) (except as otherwise expressly provided therein, as provided in Section 2.2(b) or as otherwise expressly provided hereunder) shall be made as soon as practicable, but in no event later than 30 days, following the Date of Termination in the form of either (i) a lump sum cash payment or (ii) at the Executive's request, monthly payments over no more than a 12 month period, by check or wire transfer of immediately available funds.

           (b) Notwithstanding any other provision of this Agreement to the contrary, no payment or benefit otherwise provided for under or by virtue of the foregoing provisions of this Agreement shall be paid or otherwise made available unless and until the Employer shall have first received from the Executive (no later than 60 days after the Employer has provided to the Executive estimates relating to the payments to be made under this Agreement) a valid, binding and irrevocable general release, in form and substance acceptable to the Employer in its discretion; provided that the Employer shall be permitted to defer any payment or benefit otherwise provided for in this Agreement to the 15th day after its receipt of such release and time at which it has become valid, binding and irrevocable. The Employer may require that any such release contain an agreement of the Executive to notify the Employer of any benefit made available by a

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subsequent employer as contemplated by clause (ii) of the proviso to Section
2.1(f).

           2.3 For the avoidance of doubt, an Executive who is terminated for Cause shall not be entitled to any of the benefits and compensation provided for in Section 2.1.

                                    Section 3
                   BENEFITS ACCRUING UPON A CHANGE OF CONTROL

           3.1 In the event of a Change of Control and regardless of whether or not a Covered Termination occurs, if the Change of Control is not effected by a Business Combination whereby the successor corporation assumes all of the Executive's outstanding Stock Options or replaces such Stock Options with options or similar incentives with a substantially equivalent economic value, the Executive shall be entitled to immediate vesting of 50% of any outstanding unvested Stock Options held by the Executive as of the date of such Change of Control. Such newly vested Stock Options shall become exercisable on the date of such Change of Control and shall remain exercisable thereafter in accordance with their respective terms.

                                    Section 4
                                 TAX PROVISIONS

           4.1 If all, or any portion, of the payments and benefits (as determined by the Company) provided under this Agreement, if any, either alone or together with other payments and benefits which the Executive receives or is entitled to receive from the Company or its affiliates, would constitute an excess "parachute payment" within the meaning of Section 280G of the Code (whether or not under an existing plan, arrangement or other agreement) (each such parachute payment, a "Parachute Payment"), and would result in the imposition on the Executive of an excise tax under Section 4999 of the Code, then such payments and benefits shall be subject to reduction by the Company if and to the extent necessary to prevent any part of such payments and benefits from constituting an excess "parachute payment".

           4.2 The Executive shall be responsible for any income taxes on all payments or benefits provided for by this Agreement and the Company shall be entitled to withhold any amounts required by law.

                                    Section 5
                                  MISCELLANEOUS

           5.1 (a) The Company shall require any successor entity in any Business Combination expressly to assume and agree to perform the Company's obligations under the terms of this Agreement in the same manner and to the same extent that the Company and its affiliates would be required to perform it if no such succession had taken place (provided that such a requirement to perform which arises by operation of law shall be deemed to satisfy the requirements for such an express assumption and agreement), and in such event the Company (as constituted prior to such succession) shall have no further obligation under or with respect to this Agreement. Failure of the Company to obtain such assumption and agreement with respect to the Executive prior to the effectiveness of any such succession shall be a breach of the terms of this Agreement with respect to the Executive and shall entitle the Executive to compensation from the Employer (as constituted prior to such succession) in the same amount and on the same terms as the Executive would be entitled to hereunder were the Executive's employment terminated for Good Reason following a Change of Control, except that for purposes of implementing the foregoing, the date on which any such succession becomes effective shall be deemed the Date of Termination. As used in this Agreement, "Company" shall mean the Company as hereinbefore defined and any successor to its business or assets as aforesaid which assumes and agrees (or is otherwise required) to perform this Agreement. Nothing in this Section 5.1(a) shall be deemed to cause any event or condition which would otherwise constitute a Change of Control not to constitute a Change of Control.

           (b) Notwithstanding Section 5.1(a), the Company shall remain liable to the Executive upon a Covered Termination after a Change of Control if (i) the Executive is not offered continuing employment by a successor to the Employer or

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(ii) the Executive declines such an offer and the Executive's resulting termination of employment otherwise constitutes a Covered Termination hereunder.

           (c) This Agreement, and the Executive's and the Company's rights and obligations hereunder may not be assigned by the Executive or, except as provided in Section 5.1(a), the Company, respectively; any purported assignment by the Executive or the Company in violation hereof shall be null and void.

           (d) The terms of this Agreement shall inure to the benefit of and be enforceable by the personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees of the Executive. If the Executive shall die while an amount would still be payable to the Executive hereunder if he had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to the Executive's devisee, legatee or other designee or, if there is no such designee, the Executive's estate.

           5.2 Except as expressly provided in Section 2.1, the Executive shall not be required to mitigate damages or the amount of any payment provided for under this Agreement by seeking other employment or otherwise, nor will any payments or benefits hereunder be subject to offset in the event the Executive does mitigate.

           5.3 The Employer shall reimburse all legal fees and related expenses incurred by the Executive in seeking to obtain or enforce any right or benefit provided by this Agreement. The Company shall make advances to the Executive with respect to such fees and expenses at the request of the Executive. Such payments are to be made within five days after the Executive's request for payment accompanied with such evidence of fees and expenses incurred as the Employer reasonably may require; provided that if the Executive institutes a proceeding and the judge or other decision-maker presiding over the proceeding affirmatively finds that the Executive has failed to prevail substantially, the Executive shall pay his own costs and expenses (and, if applicable, return any amounts theretofore paid on the Executive's behalf under this Section 5.3).

           5.4 (a) The Executive may file a claim for benefits under this Agreement by written communication to the Board. A claim is not considered filed until such communication is actually received by the Board. Within 90 days (or, if special circumstances require an extension of time for processing, 180 days, in which case notice of such special circumstances shall be provided within the initial 90-day period) after the filing of the claim, the Board shall:

           (i) approve the claim and take appropriate steps for satisfaction of the claim; or

           (ii) if the claim is wholly or partially denied, advise the Executive of such denial by furnishing to him a written notice of such denial setting forth (A) the specific reason or reasons for the denial; (B) specific reference to pertinent provisions of this Agreement on which the denial is based and, if the denial is based in whole or in part on any rule of construction or interpretation adopted by the Board, a reference to such rule, a copy of which shall be provided to the Executive; (C) a description of any additional material or information necessary for the Executive to perfect the claim and an explanation of the reasons why such material or information is necessary; and
(D) a reference to this Section 5.4.

           5.5 For the purposes of this Agreement, notice and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when hand delivered or mailed by United States certified or registered express mail, return receipt requested, postage prepaid, if to the Executive, addressed to the Executive at his respective address on file with the Secretary of the Company; if to the Company, addressed to AsiaInfo Holdings, Inc., Zhongdian Information Tower, No.6 Zhongguancun South Street, Beijing, People's Republic of China, and directed to the attention of its Legal Department; if to the Board, addressed to the Board of Directors, c/o AsiaInfo Holdings, Inc., Zhongdian Information Tower, No.6 Zhongguancun South Street, Beijing, People's Republic of China, and directed to the Company's Legal Department; or to such other address as any party may have furnished to the others in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.

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           5.6 Unless otherwise determined by the Employer in an applicable plan or arrangement, no amounts payable hereunder upon a Covered Termination shall be deemed salary or compensation for the purpose of computing benefits under any employee benefit plan or other arrangement of the Employer for the benefit of its employees unless the Employer shall determine otherwise.

           5.7 This Agreement is the exclusive arrangement with the Executive applicable to payments and benefits in connection with a Change of Control of the Company (whether or not a Change of Control), and supersedes any prior arrangements involving the Company or its predecessors or affiliates relating to changes in control (whether or not Changes in Control). This Agreement shall not limit any right of the Executive to receive any payments or benefits under an employee benefit or executive compensation plan of the Employer, initially adopted as of or after the date hereof, which are expressly contingent thereunder upon the occurrence of a Change of Control (including, but not limited to, the acceleration of any rights or benefits thereunder).

           5.8 Any payments hereunder shall be made out of the general assets of the Employer. The Executive shall have the status of general unsecured creditor of the Employer, and this Agreement constitutes a mere promise by the Employer to make payments under this Agreement in the future as and to the extent provided herein.

           5.9 Nothing in this Agreement shall confer on the Executive any right to continue in the employ of the Employer or interfere in any way (other than by virtue of requiring payments or benefits as may expressly be provided herein) with the right of the Employer to terminate the Executive's employment at any time.

           5.10 Any controversy or claim arising out of or relating to this Agreement or the breach of this Agreement that is not resolved by the Employer and the Executive shall be submitted to arbitration in the Hong Kong Special Administrative Region or the City of Beijing in the People's Republic of China, in accordance with Delaware law and the procedures of UNCITRAL. The determination of the arbitrator(s) shall be conclusive and binding on the Employer and Executive and judgment may be entered on the arbitrator(s)' award in any court having jurisdiction.

           5.11 This Agreement may be amended, superseded, canceled, renewed or extended, and the terms hereof may be waived, only by a written instrument signed by the parties hereto or, in the case of a waiver, by the party waiving compliance. No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any party of any such right, power or privilege nor any single or partial exercise of any such right, power or privilege, preclude any other or further exercise thereof or the exercise of any other such right, power or privilege.

           5.12 This Agreement shall become effective on the date first above written and shall have an initial term of two years (the "Initial Term"). Following the Initial Term, this Agreement shall remain in full force and effect unless and until terminated by the Board upon six months' prior written notice to the Executive delivered after the Initial Term.

           5.13 The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement which shall remain in full force and effect.

           5.14 The use of captions in this Agreement is for convenience. The captions are not intended to and do not provide substantive rights.

           5.15 THIS AGREEMENT SHALL BE GOVERNED BY THE LAWS OF THE STATE OF DELAWARE.

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                  IN WITNESS WHEREOF, the parties hereto have signed their
names, effective as of the date first above written.

                                      ASIAINFO HOLDINGS, INC.

                                      By: James Ding
                                          ______________________________________
                                          Name:  James Ding
                                          Title: Chairman of the Board

                                      XINGSHENG ZHANG

                                      Xingsheng Zhang
                                      __________________________________________